Exhibit 99.1

Coherus Announces Agreement to Divest Ophthalmology Franchise to Sandoz in

$170 Million Upfront All Cash Deal

– Transaction aligns to Coherus’ strategic focus on oncology –

– Conference call Monday, January 22, 2024, at 8:30 a.m. Eastern Time –

REDWOOD CITY, Calif., January 22, 2024 — Coherus BioSciences, Inc. (“Coherus,” NASDAQ: CHRS) today announced it has entered into an agreement to divest its CIMERLI® (ranibizumab-eqrn) ophthalmology franchise, inclusive of CIMERLI and its supporting commercial infrastructure, to Sandoz for upfront, all-cash consideration of $170 million plus an additional amount for CIMERLI product inventory and subject to customary working capital adjustments at the closing date. This divestiture includes Coherus’ CIMERLI biologics license application, ophthalmology sales and select field reimbursement teams, CIMERLI product inventory on hand, and access to proprietary commercial software.

“Since entering the ophthalmology market in 2022, we have gained strong market share and created significant value in a non-core therapeutic area by leveraging our buy-and-bill commercial expertise. We believe it is prudent to now monetize these non-core assets to pay down debt, reduce interest costs, and take the opportunity to focus on our core therapeutic area, oncology,” said Denny Lanfear, Chairman and Chief Executive Officer of Coherus. “Additionally, this divestiture will allow us to reduce our headcount and overhead costs, enhancing our sustainable and growing oncology business.”

Coherus’ oncology assets include the UDENYCA® (pegfilgrastim-cbqv) franchise, with three FDA-approved presentations; LOQTORZI™ (toripalimab-tpzi), an FDA-approved, next-generation PD-1 inhibitor; and an immuno-oncology pipeline of next-generation tumor microenvironment oncology drug candidates.

Closing is anticipated in the first half of 2024, subject to certain closing conditions and approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Advisors

J.P. Morgan Securities LLC is acting as the Company’s financial advisor, and Latham & Watkins LLP is acting as legal counsel to Coherus in connection with the transaction.

Conference Call Information

When: Monday, January 22, 2024, starting at 8:30 a.m. Eastern Time

To access the conference call, please pre-register through the following link to receive dial-in information and a personal PIN to access the live call: https://register.vevent.com/register/BI6503dff137704129b680ec1b80115c2b

Please dial-in 15 minutes early to ensure a timely connection to the call.

Webcast Link: https://edge.media-server.com/mmc/p/cpa5veqh

A replay of the webcast will be archived on the “Investors” section of the Coherus website at http://investors.coherus.com.

About Coherus BioSciences

Coherus is a commercial-stage biopharmaceutical company focused on the research, development and commercialization of innovative immunotherapies to treat cancer. Coherus is developing an innovative immuno-oncology pipeline that will be synergistic with its proven commercial capabilities in oncology.

Coherus’ immuno-oncology pipeline includes multiple antibody immunotherapy candidates focused on enhancing the innate and adaptive immune responses to enable a robust immunologic response and enhance outcomes for patients with cancer. Casdozokitug is a novel anti-IL-27 antibody currently being evaluated in two ongoing clinical studies: a Phase 1/2 study in advanced solid tumors and a Phase 2 study in hepatocellular carcinoma. CHS-114 is a highly selective, competitively positioned, ADCC-enhanced anti-CCR8 antibody currently in a Phase 1/2 study as a monotherapy in patients with advanced solid tumors. CHS-1000 is a preclinical candidate targeting immune-suppressive mechanisms via the novel pathway ILT4 with an IND filing planned in the first half of 2024.

Coherus markets LOQTORZI™ (toripalimab-tpzi), a novel next generation PD-1 inhibitor, UDENYCA® (pegfilgrastim-cbqv), a biosimilar of Neulasta®, CIMERLI® (ranibizumab-eqrn), a biosimilar of Lucentis®, and YUSIMRY™ (adalimumab-aqvh), a biosimilar of Humira®.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements regarding how Coherus will use the proceeds from the divestiture; whether this divestiture will allow Coherus to reduce headcount and overhead costs; whether Coherus’ oncology business will continue to grow; and whether the closing of the divestiture will occur and the timing of such closing. Such forward-looking statements involve substantial risks and uncertainties that could cause Coherus’ actual results, performance or achievements to differ significantly from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties inherent in the clinical drug development process; risks related to our existing and potential collaboration partners; risks of the drug development position of Coherus’ competitors; the risks and uncertainties of the regulatory approval process, including the speed of regulatory review, international aspects of Coherus’ business; the timing of Coherus’ regulatory filings; the risk of FDA review issues; the risk that Coherus is unable to complete commercial transactions and other matters that could affect the availability or commercial potential of Coherus’ drug candidates; the risk that Coherus is unable to close the divestiture at all or without incurring substantial costs and other resources; and the risks and uncertainties of possible litigation. All forward-looking statements contained in this press release speak only as of the date of this press release. Coherus undertakes no obligation to update or revise any forward-looking statements. For a further description of the significant risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Coherus’ business in general, see Coherus’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on November 6, 2023, including the section therein captioned “Risk Factors” and in other documents that Coherus files with the Securities and Exchange Commission.

Coherus Contact Information

Investors:

Jami Taylor, Head of Investor Relations for Coherus

IR@coherus.com

Media:

Jodi Sievers, VP Corporate Communications

media@coherus.com